UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/23/2006

SHARPER IMAGE CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  0-15827

DELAWARE	94-2493558
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

350 THE EMBARCADERO, 6TH FLOOR
SAN FRANCISCO, CALIFORNIA 94105
(Address of principal executive offices, including zip code)

(415) 445-6000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

       As previously disclosed, on November 8, 2006 (the "Termination Date"), Mr. Jeffrey Forgan resigned from his position as Executive Vice President and Chief Financial Officer of Sharper Image Corporation (the "Company").

        On December 23, 2006, the Company entered into a letter agreement (the "Separation Agreement") with Mr. Forgan regarding his previous termination of employment with the Company. The Separation Agreement will become effective on December 31, 2006, unless revoked by Mr. Forgan prior to that date.

        Under the terms of the Separation Agreement, in lieu of any amounts payable to Mr. Forgan under his employment agreement with the Company, dated May 10, 2006, and in full satisfaction of any severance obligation of the Company to him, Mr. Forgan will not be entitled to receive any severance. The absence of any severance is the result of giving effect to certain amounts Mr. Forgan previously received upon the exercise of options to purchase common stock of the Company that had been granted to him at exercise prices that were below the fair market value of the Company's stock on the date of grant. Under the terms of the Separation Agreement, Mr. Forgan will be permitted to exercise certain vested stock options, as described in more detail below, until November 8, 2007. Additionally, under the terms of the Separation Agreement, Mr. Forgan will continue to receive health coverage under the Company's group health plans (with premiums to be paid by the Company) until the earlier of November 8, 2007 or when Mr. Forgan becomes eligible for coverage under another employer's group health plan.

        As of the Termination Date, Mr. Forgan held 35,000 vested options to purchase shares of common stock of the Company. Under the terms of the Separation Agreement, these options will remain outstanding until November 8, 2007 but will have their exercise price adjusted as determined by the Board of Directors of the Company in connection with the Company's restatement. Mr. Forgan has agreed not to exercise these options until the Company provides written notice to him of the Board's determination of the adjusted exercise price. All unvested options held by Mr. Forgan as of the Termination Date terminated and ceased to be exercisable as of that date.

        Mr. Forgan has also provided the Company with a general release of any and all claims which he has or may have against the Company and has agreed to provide consulting services to the Company until March 8, 2007 for which he will be paid a consulting fee of $25,000 per month, in arrears. The Company has granted Mr. Forgan a limited release in respect of any and all claims relating to (i) the repayment of gains relating to options granted by the Company to Mr. Forgan or exercised by him in or after 1994 and (ii) the repayment of bonuses that were excessive because the Company's expenses when such bonuses were paid were understated with respect to (1) options granted to the Company's employees in or after 1994 or (2) the matters resulting in the restatement of the Company's financial statements described in Note B to the Company's financial statements included in the Company's Form 10-K for the fiscal year ended January 31, 2005. The Company has also agreed to maintain directors and officers insurance coverage for Mr. Forgan for six years unless the Company determines in its sole discretion that it cannot continue such policies on reasonable terms without an increase (other than any immaterial increase) in cost.

       A copy of the Separation Agreement is attached hereto as Exhibit 10.1 and is incorporated in this report by reference.

Item 9.01.         Financial Statements and Exhibits.

        (d) Exhibits

Exhibit 10.1

Letter agreement, dated as of December 23, 2006, by and between Sharper Image Corporation and Jeffrey P. Forgan

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHARPER IMAGE CORPORATION

Date: December 29, 2006	By:	/s/ Daniel W. Nelson
Daniel W. Nelson
Senior Vice President, Interim Chief FInancial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Letter agreement, dated as of December 23, 2006, by and between Sharper Image Corporation and Jeffrey P. Forgan